EXHIBIT INDEX


Exhibit No.                                                               Page


   3.1            Composite Certificate of Incorporation of
                  Recoton Corporation, as amended December 14, 1995

  10.14           Common Stock Purchase Option, as of March 1,
                  1995, with the Equity Group, Inc.

  23 Consent of experts and counsel: Consent of the Independent Public Accountants.

December 19, 1991


                                                                  EXHIBIT 3.1


                                    COMPOSITE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               RECOTON CORPORATION

                         (as amended December 14, 1995)

                   Under the New York Business Corporation Law


         1.       The name of the Corporation is Recoton Corporation.

         2. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. Notwithstanding the foregoing sentence, the Corporation will not engage in any act or activity requiring the consent or approval of any official, department, board or body of the State of New York without first obtaining such consent or approval.

         3. The aggregate number of shares which the Corporation shall have the authority to issue is thirty five million (35,000,000), which are divided into ten million (10,000,000) Preferred Shares of a par value of $1.00 per share and twenty five million (25,000,000) Common Shares of a par value of $.20 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

                  (a) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

                  (b) Holders of Common Shares shall be entitled to such dividend, liquidation and voting rights and privileges as are provided by the Business Corporation Law, subject to the rights of holders of Preferred Shares issued pursuant to paragraph (a) above.

         4. The capital of the Corporation shall be at least equal to the sum of the aggregate in value of all issued shares having par value plus the aggregate amount of consideration received by the Corporation for the issuance of shares without par value plus such amounts as, from time to time, by resolution of the Board of Directors may be transferred thereto.

         5. The Corporation may issue and may sell its authorized shares without par value whether now or hereafter authorized from time to time, for such consideration as shall be the fair market value of such shares, and in the absence of fraud in the transaction, the judgment of the Board of Directors, as to the value received therefore, shall be conclusive, or in the absence of fraud in the transaction for such consideration as, from time to time, may be fixed by the Board of Directors shall be consented to by a majority of the stockholders entitled to vote thereon at a meeting called for that purpose in accordance with the By-laws; and any and all shares so issued shall be fully paid and non-assessable.

         6. The Secretary of the State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served; the office of the Corporation shall be located in the County of Queens, City and State of New York and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation shall be 145 East 57th Street, New York, NY 10022; Attn.: Secretary.

         7.       The duration of the Corporation is to be perpetual.

         8.       Board of Directors

                  (a) Number, election and terms. The number of directors constituting the entire Board of Directors shall be not less than nine nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence and the initial term of office of such directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1985 Annual Meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1986 Annual Meeting of Shareholders, the term of office of the second class to expire at the third class to expire of the 1988 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those to expire at the third succeeding Annual Meeting of Shareholders after their election.

                  (b) Newly created directorships and vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or the cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholder at which the term of the class to which they have been elected expires.

                  (c) Removal. A director may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

                  (d) Amendment, repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 8.

         9. No holder of shares of the Corporation of any class now or hereafter authorized shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

         10.      Certain Business Combinations.

         Section 1.                 Vote Required for Certain Business
                                    Combinations.

         A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article 10:

                  (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

             (ii) any plan of exchange for all outstanding shares of the Corporation or any Subsidiary or for any class of shares of the Corporation or any Subsidiary with (a) any Interested Shareholder or
         (b) any other person (whether or not itself an Interested Shareholder) which is, or after such plan of exchange would be, an Affiliate of an Interested Shareholder; or

            (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary, constituting more than 20% of the Fair Market Value (as hereinafter defined) of 20% or more of the total assets of the entity involved; or

             (iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) or any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

             (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

             (vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or otherwise.

         B.       Definition of "Business Combination".  The term
"Business Combination" as used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses
(i) through (vi) of paragraph A of this Section 1.

         Section 2. When Higher Vote is Note Required. The provisions of
Section 1 of this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

         A. Approval by Directors. The Business Combination shall have been approved by the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.

         B. Price and Procedural Requirements. All of the following conditions shall have been met:

                  (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                           (a) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers; fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                           (b) the Fair Market Value per share of Common Stock
                  on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 10 as the "Determination Date"), whichever is higher; and

                           (c) (if applicable) the price per share equal to the
                  Fair Market Value per share of Common Stock determined pursuant to paragraph B(i)(b) above, multiplied by the ration of (1) the highest pr share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

                  (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                           (a) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it
                  (l) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an interested Shareholder, whichever is higher;

                           (b) (if applicable) the highest preferential amount
                  per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                           (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                           (d) (if applicable) the price per share equal to the
                  Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph B(ii) (c) above, multiplied by the ratio of (l) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the interested Shareholder acquired any shares of such class of Voting Stock.

            (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the interested Shareholder has previously paid for shares of such class of Voting Stock. if the interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it.

             (iv) After such interested Shareholder has become an interested Shareholder and prior to the consummation of such Business Combination, such interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except (a) as part of the transaction which results in such interested Shareholder becoming an interested Shareholder or (b) as a result of a pro rate stock dividend or stock split.

                  (v) Prior to the consummation of such Business Combination, such interested Shareholder shall not have, directly or indirectly,
         (a) received the benefit (except as proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, or (b) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation.

         The requirements of subparagraphs (ii) and (iii) above shall not apply to any class of Voting Stock (other than Common Stock) hereinafter authorized if the provision creating or authorizing such class so provides and such provision has been approved by a majority of the Disinterested Directors.

         Section 3.  Certain Definitions.  For the purposes of this
Article 10:

         A. A "person" shall mean any individual, firm, corporation or other entity.

         B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

             (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding
         Voting Stock; or

             (ii) is art Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

             (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested Shareholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         C. "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on April 1, 1985 provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such Voting Stock.

         D. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on April 1, 1985.

         E. "Subsidiary" means any corporation of which a majority any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the o purposes of the definition of interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         F. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is not affiliated with or the nominee of the interested Shareholder or an Affiliate of the interested Shareholder that is involved in the Business Combination under consideration by the Board of Directors.

         G. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or if such stock is not listed on such Exchange, on the principal United States securities exchange on which such stock is listed, of if such stock is not listed on any such exchange, the highest closing sale price or bid quotation, whichever is reported in the financial press, with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of Common Stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

         H. "Institutional Voting Stock" shall mean any class of Voting stock which was issued to and continued to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

         I. in the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs 3(i) and (ii) of Section 2 of this Article 10 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         Section 4. Certain Powers of the Disinterested Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 10, on the basis of information known to them after reasonable inquiry, (A) whether a person is an interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is institutional Voting Stock, (E) whether a transaction or series of transactions constitutes a Business Combination, (F) whether the requirements of Section 2 of this Article 10 have been met and (G) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination constitute more than twenty percent of the Fair Market Value of the total assets of the entity involved.

         Section 5. No Effect on Fiduciary Obligations of interested Shareholders. Nothing contained in this Article 10 shall be construed to relieve any interested Shareholder from any fiduciary obligation imposed by law.

         Section 6. Amendment. Renewal. etc. Notwithstanding any other provisions of this Certificate of incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 10 of this Certificate of Incorporation.

         11. No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law; or (ii) the liability of a director for any act or omission prior to the adoption of this Article 11 by the shareholders of the Corporation.

         12. Section 1. Designation, Number of Shares. A series of Preferred Shares of the Corporation shall be designated as "Series A Junior Participating Preferred Shares" ("Series A
Junior Participating Preferred Shares"). The number of shares constituting the Series A Junior Participating Preferred Shares shall be 250,000.

                  Section 2. Dividends or Distributions. A. Subject to the prior and superior rights of the holders of shares of any other class of capital shares not by its terms ranking on a parity with, or junior to, the Series A Junior Participating Preferred Shares with respect to dividends, the holders of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash in an amount per whole share of Series A Junior Participating Preferred Shares equal to the greater of (1) 10% of the Purchase Price (the "Purchase Price"), as adjusted, per unit of one one-hundredth of a share of Series A Junior Participating Preferred Shares set forth in the Rights Agreement (the "Rights Agreement") between the Corporation and Chemical Mellon Shareholder Services, L.L.P., as Rights Agent, dated as of October 27, 1995 (so that if the Purchase Price, as adjusted, were $100.00, the quarterly dividend amount per whole share of Series A Junior Participating Preferred Shares would be $10.00), and (2) dividends payable in cash on the payment date for each cash dividend (if any) declared on the Common Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each outstanding Common Share, payable on the date declared by the Board of Directors for the payment of quarterly dividends on the outstanding Common Shares, par value $.20 per share, of the Corporation (the "Common Shares") but in no event later than the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Junior Participating Preferred Shares, since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Shares. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Shares), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding share of Series A Junior Participating Preferred Shares a dividend or distribution in like kind, of the Formula Number then in effect times such dividend or distribution on each share of Common Shares. As used herein, the "Formula Number" shall be 100; provided, however, that if at any time after October 27, 1995, the Corporation shall (i) declare or pay any dividend on the Common Shares payable in shares of Common Shares or make any distribution on the Common Shares in shares of Common Shares, (ii) subdivide (by a shares split or otherwise) the outstanding shares of Common Shares into a larger number of shares of Common Shares or (iii) combine (by a reverse shares split or otherwise) the outstanding shares of Common Shares into a smaller number of shares of Common Shares, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Shares that are outstanding immediately after such event and the denominator of which is the number of shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that if at any time after October 27, 1995, the Corporation shall issue any shares of its capital shares in a reclassification or change of the outstanding shares of Common Shares (including any such reclassification or change in connection with a merger in which the Corporation is the surviving corporation), then in such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change.

                  (b) The Board of Directors shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Shares (other than a dividend or distribution solely in shares of Common Shares). The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Shares.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Junior Participating Preferred Shares; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Junior Participating Preferred Shares which are originally issued prior to the record date for the first Quarterly Dividend Payment, shall be calculated as if cumulative from and after the date (if any) declared by the Board of Directors for the payment of the quarterly dividend on the outstanding shares of Common Shares but in no event later than the fifteenth day of March, June, September and December, as the case may be, next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  (d) So long as any shares of Series A Junior Participating Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Shares unless, in each case, the dividend required by this Section 2 to be declared on the shares of Series A Junior Participating Preferred Shares shall have been declared, paid or distributed.

                  (e) The holders of shares of Series A Junior Participating Preferred Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

         Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Shares shall have the following voting rights:

                  (a) Each holder of shares of Series A Junior Participating Preferred Shares shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series A Junior Participating Preferred Shares held of record on all matters on which holders of the Common Shares or shareholders generally are entitled to vote.

                  (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Junior Participating Preferred Shares and the holders of shares of Common Shares and any other class or series of voting shares shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

                  (c) Except as provided herein, in Section 10 hereof or by applicable law, holders of shares of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Shares and any other class or series of voting shares as set forth herein) for authorizing or taking any corporate action.

         Section 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                           (1) declare or pay dividends on, make any other
                  distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares;

                           (2) declare or pay dividends on or make any other
                  distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (3) redeem or purchase or otherwise acquire for
                  consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any of such parity shares in exchange for any shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares; or

                           (4) purchase or otherwise acquire for consideration
                  any Series A Junior Participating Preferred Shares, or any shares ranking on a parity with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (a) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (a) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Shares shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) 50% of the Purchase Price per unit of one one-hundredth of a share of Series A Junior Participating Preferred Shares (so that if the Purchase Price is $100.00, the liquidation amount would be $50.00 per whole share), or (2) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of shares of Common Shares, or (b) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except distributions made ratably on the Series A Junior Participating Preferred Shares and all other such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         Section 6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other shares or securities, cash or any other property, then in any such case the then outstanding shares of Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is exchanged or changed.

         Section 7. No Redemption; No Sinking Fund. (a) The shares of Series A Junior Participating Preferred Shares shall not be subject to redemption by the Corporation or at the option of any holder of Series A Junior Participating Preferred Shares; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Junior Participating Preferred Shares in the open market or by offer to any holder or holders of shares of Series A Junior Participating Preferred Shares.

                  (b) The Series A Junior Participating Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

         Section 8. Fractional Shares. The Series A Junior Participating Preferred Shares shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-hundredth (1/100th) of a share or any integral multiple of such fraction. At the election of the Corporation prior to the first issuance of a share or a fraction of a share of Series A Junior Participating Preferred Shares, either
(1) certificates may be issued to evidence any such authorized fraction of a share of Series A Junior Participating Preferred Shares, or (2) any such authorized fraction of a share of Series A Junior Participating Preferred Shares may be evidenced by depositary receipts pursuant to an appropriate agreement between the Corporation and a depositary selected by the Corporation provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of shares of Series A Junior Participating Preferred Shares.

         Section 9. Reacquired Shares. Any shares of Series A Junior Participating Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

         Section 10. Amendment. None of the relative rights, preferences and limitations of the Series A Junior Participating Preferred Shares as provided herein or elsewhere in the Certificate of Incorporation shall be amended in any manner which would alter or change the relative rights, preferences and limitations of the holders of shares of Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Junior Participating Preferred Shares, voting as though such series was a separate class.

                                                                EXHIBIT 10.14


OPTION NO. 11


                               Recoton Corporation
                          COMMON STOCK PURCHASE OPTION

                        For the Purchase of 10,000 Shares

         This certifies that, for value received, The Equity Group Inc. (the "Holder") is entitled, subject to the terms and conditions hereinafter set forth, at any time, and from time to time, prior to and including January 31, 1998, to purchase up to a total of 10,000 shares of Common Stock, $.20 par value ("Common Stock"), of Recoton Corporation, a New York corporation (the "Company"), at a price of $16.00 per share, in lawful funds of the United States of America payable in cash or by certified or official bank check, such price and the number of shares purchasable pursuant hereto being subject to adjustment upon the contingencies set forth in this Option (such price, as adjusted from time to time, is called the "Purchase Price"). Upon presentation and surrender of this Option, with the Subscription Form annexed hereto duly executed, together with payment of the Purchase Price of the shares of Common Stock thereby purchased, at the principal office of the Company, the Holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock so purchased. All shares which may be issued upon the exercise of this Option will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect thereto.

         This Option is subject to the following terms and conditions:

1.       EXERCISE

         The purchase rights represented by this Option are exercisable at the option of the Holder in whole at any time but in no event after January 31, 1998. In the case of the purchase of less than all the shares purchasable under this Option, the Company shall cancel this Option upon the surrender hereof and shall execute and deliver a new Option of like tenor for the balance of the shares purchasable hereunder.

2.       REGISTRATION

         2.1 Registration of Option Common Stock; Option to Purchase. If the Company shall at any time and from time to time after the date hereof propose the registration under the Securities Act of 1933 (which Act, together with any similar Federal statute in force in the future, is hereinafter referred to as the "Act") of any securities of the Company the Company shall give written notice of such proposed registration to the Holder and will permit the Holder to offer for sale, sell or otherwise dispose of such number of shares of Option Common Stock (as such term is defined below) as the Holder, by written notice (delivered to the Company within 30 days of the Holder's receipt of the notice of the proposed registration) specifies, by including such shares of Option Common Stock in the proposed registration. For purposes of this Option, "Option Common Stock" shall mean shares of Common Stock issued or issuable upon the exercise of this Option. Notwithstanding the foregoing, whenever the Holder shall notify the Company of its intention to exercise its rights under said Articles, the Company may, instead of granting such rights, and at the Company's sole option, purchase for cash any shares of Common Stock of the Company then held by the Holder pursuant to this Option at the greater of any Public Offering Price (as determined by reference to any then pending Registration Statement prepared by the Company), the mean between the bid and asked price on Nasdaq for a previous reasonable period of time, or $16.00 per share.

         2.2. Costs and Expenses. The Holder shall bear all costs and expenses of any registration and qualifications pursuant to subsection 2.1 directly attributable to the inclusion in any such registration of any Option Common Stock; provided, however, that the Company shall bear 50% of such expenses (legal, printing, filing fees) up to a maximum of $5000. The Company, however, shall bear all costs and expenses attributable to any such registration which the Company would have borne had no Option Common Stock been included therein.

         2.3. Indemnification. The Company shall indemnify and hold harmless the Holder and any underwriter (as defined in the Act) for such Holder, and each person, if any, who controls the Holder or underwriter within the meaning of the Act, against all losses, claims, damages or liabilities, joint or several, to which such Holder or underwriter or controlling person may be subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities, joint or several, to which such Holder or underwriter or controlling person may be subject, under the Act or otherwise, are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which shares of Option Common Stock were registered under the Act, or qualified under the Blue Sky laws of applicable jurisdictions, pursuant to this Section 2, any prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission based upon and made in conformity with information furnished to the Company in writing by the Holder or by any underwriter for the Holder expressly for use therein in which case the Holder shall indemnify, hold harmless and defend the Company against all such losses, claims damages or liabilities.

         2.4 Legend. The Company may imprint on all certificates representing shares of Option Common Stock, or shares issued in substitution or exchange therefor, the following legend:

                  "These shares have not been registered under the Securities Act of 1933, as amended, and may not be sold, assigned or otherwise transferred without registration thereunder unless the Company Corporation has received the written opinion of counsel satisfactory to it that, after investigation of the relevant facts, such counsel is of the opinion that such sale, assignment or transfer does not involve a transaction requiring registration under the Securities Act of 1933, as amended."

         2.5 Additional Acts. The Holder shall take all actions, as may be required by the Company, to comply with all applicable rules and regulations promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

3.       COMPANY'S ACKNOWLEDGEMENT OF OBLIGATIONS

         The Company will, at the time of the exercise of this Option, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights (including without limitation, any right to registration of the shares of Option Common Stock) to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Option; provided, however, that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights. The aforementioned rights shall be personal to the Holder and shall not be transferred or assigned.

4.       ADJUSTMENTS

         4.1 Subdivision or Combination of Shares. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Option Common Stock purchasable hereunder shall be proportionately increased. In case the outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Option common Stock purchasable hereunder shall be proportionately reduced. Except upon consolidation or reclassification of the shares of Common Stock of the Company as provided for in this subsection 4.1, the Purchase Price in effect at any time may not be adjusted upward or increased in any manner whatsoever.

         4.2 Reorganization, Mergers, etc. If any capital reorganization or reclassification of the capital stock of the Company (other than as provided in subsection 4.1), or consolidation or merger of the Company with another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale or conveyance, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Option and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger, sale or conveyance not taken place. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Purchase Price and of the number of shares purchasable upon the exercise of this Option) shall thereafter be applicable, as nearly as may be in relation to any stock, securities or assets thereafter deliverable upon the exercise hereof.

         4.3. Notice to Holder. (a) Upon any increase or decrease in the number of shares of Common Stock purchasable upon the exercise of this Option then, and in each such case, the Company within 30 days thereafter shall give written notice thereof, pursuant to Section 9, which notice shall state the increased or decreased number of shares purchasable upon the exercise of this Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the provisions of paragraph (b) of this subsection 4.3.

         (b)  In case at any time:

                           (i) The Company shall declare any dividend upon its
                  Common Stock payable otherwise than in cash or in Common Stock of the Company or payable otherwise than out of net income or retained earnings of the Company; or

                           (ii) The Company shall offer for subscription to the
                  holders of its Common Stock any additional shares of stock of any class or any other securities convertible into or exchangeable for shares of stock or any rights or options to subscribe thereto; or

                           (iii) There shall be any capital reorganization or
                  reclassification of the capital stock of the Company, or a sale or conveyance of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation; or

                           (iv) There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give written notice, pursuant to Section 9, at the earliest time legally practicable (and not less than 60 days before any record date or other date set for definitive action) of the date on which (A) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or option or (B) such reorganization, reclassification, sale, conveyance, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notices shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution, subscription rights or options or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, conveyance, consolidation, merger, dissolution, liquidation, or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise this Option shall cease and terminate).

5.       REPLACEMENT

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Option, if mutilated, the Company will make and deliver a new Option of like tenor, in lieu of this Option.

6.       NO FRACTIONAL SHARES

         The Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may at its option in respect of any final fraction of a share make a payment in cash based on the Purchase Price.

7.       RESERVATION OF SHARES

         The Company will reserve and keep available a sufficient number of shares of Common Stock to satisfy the requirements of this Option and any other outstanding Options. Before taking any action which would cause an adjustment reducing the Purchase Price below the then par value of the shares of Common Stock issuable upon exercise of this Option, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Purchase Price.

8.       MERGER, ETC.

         The Company shall not effect any consolidation, merger or sale of substantially all of its property to any other corporation, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Holder at the address indicated in Section 9, the obligation of such corporation to deliver to the Holder shares of stock, securities or property as, in accordance with the provisions of this Option, the Holder may be entitled to purchase and to perform and to observe each and every covenant and condition of this Option to be performed and observed by the Company.

9.       NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid:

                  (i) if to the Holder, at 919 Third Avenue, New York, New York 10022 or at such other address as may have been furnished to the Company in writing by the Holder;

                  (ii) if to the Company, at 2950 Lake Emma Road, Lake Mary, Florida 32746, Attention: Secretary, or at such other address as may have been furnished to the Holder in writing by the Company.

10.      ASSIGNMENT

         The Holder may not sell, transfer or assign this Option, in whole or in part, except to Robert D. Goldstein ("Goldstein"). In the event of such transfer or assignment to Goldstein, Goldstein shall assume all of the rights and obligations of the Holder hereunder, including, but not limited to, the obligation not to further sell, transfer or assign this Option."

         WITNESS the seal of the Company and the signatures of its duly authorized officers.

Dated: as of March 1, 1995

                               RECOTON CORPORATION


                              By: /s/ Joseph H. Massot
                              Name: Joseph H. Massot
                              Title: Vice President & Tresurer
Attest:
/s/ Stuart Mort
 (SECRETARY)

AGREED:

THE EQUITY GROUP, INC.

BY:/s/ Robert Goldstein
   Name:
   Title:

                               SUBSCRIPTION FORM

                          To be executed by the Holder
                          Upon Exercise of the Option

                              RECOTON CORPORATION


         The undersigned hereby exercises the right to purchase ______ shares of stock covered by this Option at the Purchase Price of $_______ according to the conditions thereof and herewith makes payment of the Purchase Price of such shares in full.

                                                     Signature

                                                     Address

                                                               EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



          We hereby consent to the incorporation by reference in Registration Nos. 33-43571 and 33-59240 on Forms S-8 of our report dated February 27, 1996 appearing in this Annual Report on Form 10-K of Recoton Corporation for the year ended December 31, 1995.


                                         /s/ CORNICK, GARBER & SANDLER, LLP

New York, New York
March 28, 1996